SOURCE: Intelligent Communication Enterprise Corporation

Jan 17, 2011 08:23 ET

Intelligent Communication Enterprise Strengthens MODIZO Top Team

SINGAPORE--(Marketwire - January 17, 2011) - Intelligent Communication Enterprise Corporation (OTCBB: ICMCD), (www.icecorpasia.com) announced today that Viji Rajasundram has been appointed as General Manager for its Modizo business unit to take the evolution of this fast growing proprietary celebrity video blogging platform through its next growth stage.  Mr. Rajasundram will also join the Board of Directors of ICE Corp. Prior to joining ICE Corp Mr. Rajasundram has held senior management positions in technology, communications and internet based services.

At ICE Corp Mr Rajasundram will take charge of keeping the Modizo platform current and in line with the needs of its fast growing celebrity and fan base.  His appointment is also timed with the global rollout of Modizo and the planned new and innovative Modizo mobile phone applications.  With wide ranging experience and a special interest in social media services Mr. Rajasundram is expected to contribute extensively to Modizo's expansion plans in the coming months.

"Mr. Rajasundram comes with several years of very relevant experience for what Modizo needs to achieve in the next six to twelve months," stated Bala Balamurali, CEO of ICE Corp. "With over 200 celebrities already signed up and a new and enhanced technology platform we are now ready to commence our campaign for global reach.  We believe that the appointment of Mr. Rajasundram will be a boon to our ambitions for explosive growth this year," added Mr. Balamurali.

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corporation (OTCBB: ICMCD) offers a range of innovative enterprise and consumer solutions over the mobile phone.  ICE Corp. provides mobile enabled customer solutions in mobile messaging, mobile fraud prevention and revenue assurance, and leading edge mobile marketing technologies.  The company operates three key divisions under the brands iCEmat (ICE Mobile Authentication Technologies), iCEmms (ICE Mobile Messaging Solutions) and iCEsync (ICE Synchronized Mobile Communities).  Intelligent Communication Enterprise is a Pennsylvania, USA corporation, with offices in Singapore and Malaysia.  For more information about ICE Corp visit www.icecorpasia.com.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," "project," "contemplate," "anticipate," or similar statements.  Because these statements reflect Intelligent Communication Enterprise's current views concerning future events, these forward-looking statements are subject to risks and uncertainties.  Intelligent Communication Enterprise's actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to the factors described under the caption "Risk Factors" in Intelligent Communication Enterprise's most recent Form 10-K filed with the Securities and Exchange Commission, and in its other filings.  Intelligent Communication Enterprise undertakes no obligation to update publicly any forward-looking statements contained in this press release.

CONTACT:
Intelligent Communication Enterprise Corporation
Email Contact